Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA - Phone: 610-948-5100 — Fax: 610-948-0811

Contact: Julie McDowell

Vice President, Corporate Communications

610-948-2836

FOR IMMEDIATE RELEASE	October 15, 2007

Teleflex Enters Agreement to Sell Global Automotive Business
To Kongsberg Automotive for $560M

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced the signing of an agreement to sell its business units that design and manufacture automotive and industrial driver controls, motion systems and fluid handling systems to Kongsberg Automotive Holding ASA, (KOA) a leading global automotive supplier in a cash transaction valued at $560 million. Financing for the transaction is fully committed. The transaction is subject to regulatory and other customary approvals and is expected to be completed by year end.

With annual revenues of approximately $855 million, the business units to be divested, Teleflex Automotive, Teleflex Industrial and Teleflex Fluid Systems, are all part of the Teleflex Commercial Segment. These businesses employ over 8,000 people in 34 manufacturing sites worldwide.

“In the past two weeks, Teleflex has entered into two transactions that clearly redefine its portfolio. Two weeks ago, we completed the acquisition of Arrow International expanding our Medical Segment to become the largest part of the company’s revenues and operating profits,” stated Jeffrey P. Black, chairman and chief executive officer. “With this divestiture, the Commercial Segment is focused in businesses that have significant market position, brand recognition, and opportunities to provide aftermarket products and services. These two transactions create an overall Teleflex portfolio of businesses positioned to deliver improved overall operating margins, reduced cyclicality and significant prospects for future growth.”

Added Black, “We are very pleased to be transitioning these businesses to a well respected industry leader that serves similar customers with a single focus on technologies for the global automotive and industrial markets. Kongsberg recognized that these businesses have strong management teams, a well-established customer base and a manufacturing footprint that can strengthen their global market position and core product areas.”

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After the close of this transaction, the Commercial Segment, which has historically been the largest segment in terms of revenues, will represent approximately 20 percent of the company’s revenues. The remaining Commercial businesses will provide marine driver controls and related products, power and vehicle management systems and rigging services to a range of commercial markets.

As a result of the signing of this agreement, the businesses to be divested will be reflected as a discontinued operation in the company’s consolidated financial statements beginning in the fourth quarter. The transaction is expected to result in a gain to be recorded at closing. The company intends to use the net proceeds to pay down debt.

Goldman, Sachs & Co. is providing financial advisory services to Teleflex in the transaction.

About Kongsberg Automotive ASA

Kongsberg Automotive Holding (KOA) develops, manufactures and markets systems for gearshift, clutch actuation, seat comfort, stabilising rods, couplings and components. KOA, headquartered in Kongsberg Norway, has annual sales of approximately NOK 3 billion (approximately US $560 million). Leading customers include DAF, Mercedes-Benz, Opel, Peugeot/Citroen, Renault, Saab, Scania, Toyota and Volvo. KOA has manufacturing activities in Norway, Sweden, England, Poland, USA, Mexico, Brazil, Korea and China plus R&D centres in Norway, Sweden and the United States. Additional customer support offices are located in France, Germany and Japan.

About Teleflex Incorporated

Teleflex is a diversified company with pro forma annual revenues taking into account the acquisition of Arrow International of more than $3 billion. The company designs, manufactures and distributes quality-engineered products and services for the medical, commercial, and aerospace markets worldwide, providing innovative solutions for customers around the world. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected completion date of the sale, expected gains or losses resulting from divestitures, and expected improvement in operating margins. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unexpected expenditures in connection with the effectuation of a sale, costs and length of time required to comply with legal requirements applicable to certain aspects of the transaction, unanticipated difficulties in connection with customer reaction to the program, changes in market conditions, and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

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